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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

ACME Communications, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

004631107

(Cusip Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Jamie Kellner		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 1,106,290

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: IN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Douglas Gealy		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Missouri

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 825,537

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: IN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Thomas Allen		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 822,872

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: IN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Thomas Embrescia		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Ohio

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 96,777

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: IN, OO

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Alta Communications VI, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 1,125,892

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Alta Comm S-by-S, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 25,628

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: OO

13G
CUSIP No. 004631107

1.	Name of Reporting Person: Alta Subordinated Debt Partners III, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 383,840

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: CEA Capital Partners USA, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 1,535,360

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: CEA Capital Partners USA CI, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333

		7.	Sole Dispositive Power: 1,535,360

		8.	Shared Dispositive Power: -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: TCW Shared Opportunity Fund II, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333 See Item 8 below.

		7.	Sole Dispositive Power: -0-

		8.	Shared Dispositive Power: 972,138 See Item 8 below.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333 See Item 8 below.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. 004631107

1.	Name of Reporting Person: TCW Leveraged Income Trust, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: -0-

		6.	Shared Voting Power: 6,894,333 See Item 8 below.

		7.	Sole Dispositive Power: -0-

		8.	Shared Dispositive Power: 972,138 See Item 8 below.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,894,333 See Item 8 below.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 39.2%

12.	Type of Reporting Person: PN

13G

Item 1.
	(a)	Name of Issuer:

	(b)	Address of Issuer's Principal Executive Offices:
ACME Communications, Inc. 2101 E. Fourth Street, Suite 202 Santa Ana, CA 92705

Item 2.
	(a)	Name of Person Filing:
	(b)	Address of Principal Business Office or, if none, Residence:
	(c)	Citizenship:
Jamie Kellner c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202 Santa Ana, CA 92705 (California)
Douglas Gealy c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202 Santa Ana, CA 92705 (Missouri)
Thomas Allen c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202 Santa Ana, CA 92705 (California)
Thomas Embrescia Second Generation Place 3029 Prospect Avenue Cleveland, OH 44115 (Ohio)
Alta Subordinated Debt Partners III, L.P. 200 Clarendon Street, Floor 51 Boston, MA 02116 (Delaware)
Alta Communications VI, L.P. 200 Clarendon Street, Floor 51 Boston, MA 02116 (Delaware)
Alta Comm S-by-S, LLC 200 Clarendon Street, Floor 51 Boston, MA 02116 (Massachusetts)
CEA Capital Partners USA, L.P. 199 Water Street, 20th Floor New York, NY 10038 (Delaware)
CEA Capital Partners USA CI, L.P. 199 Water Street, 20th Floor New York, NY 10038 (Cayman Islands)
	(d)	Title of Class of Securities:
Common Stock
	(e)	CUSIP Number:
004631107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If this statement if filed pursuant to Rule 13d-1(c), check this box. ☐

13G

Item 4.	Ownership.
Jamie Kellner
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
1,106,290*
(iv) Shared power to dispose or to direct the disposition of:
-0-

* Includes stock options exercisable within 60 days of 12/31/02.

Douglas Gealy
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
825,537*
(iv) Shared power to dispose or to direct the disposition of:
-0-

* Includes stock options exercisable within 60 days of 12/31/02.

Thomas Allen
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
822,872*
(iv) Shared power to dispose or to direct the disposition of:
-0-

* Includes stock options exercisable within 60 days of 12/31/02.

Thomas Embrescia
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
96,777
(iv) Shared power to dispose or to direct the disposition of:
-0-

Alta Subordinated Debt Partners III, L.P.
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
383,840
(iv) Shared power to dispose or to direct the disposition of:
-0-

Alta Communications VI, L.P.
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
1,125,892
(iv) Shared power to dispose or to direct the disposition of:
-0-

Alta Comm S-by-S, LLC
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
25,628
(iv) Shared power to dispose or to direct the disposition of:
-0-

CEA Capital Partners USA, L.P.
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
1,535,360
(iv) Shared power to dispose or to direct the disposition of:
-0-

CEA Capital Partners USA, CI, L.P.
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
1,535,360
(iv) Shared power to dispose or to direct the disposition of:
-0-

TCW Shared Opportunity Fund II, L.P. (See Item 8 below.)
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
-0-
(iv) Shared power to dispose or to direct the disposition of:
972,138

TCW Leveraged Income Trust L.P. (See Item 8 Below.)
	(a)	Amount beneficially owned:
6,894,333(1)
	(b)	Percent of class:
39.2%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
-0-
(ii) Shared power to vote or to direct the vote:
6,894,333
(iii) Sole power to dispose or to direct the disposition of:
-0-
(iv) Shared power to dispose or to direct the disposition of:
972,138

(1) Each of the reporting persons herein is a member of a long-term voting agreement to elect certain directors of ACME Communications, Inc. and the group created thereby is deemed to beneficially own all of the securities beneficially owned by each of the reporting persons. Except for purposes of the voting agreement described above, each of the reporting persons herein disclaims beneficial ownership of the aggregated securities of the group which are attributable to them except to the extent of his or its proportionate pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

See Exhibit A attached hereto.

Item 9.	Notice of Dissolution of Group.

N/A

13G

Item 10.	Certification.
N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 14, 2003

(Individually)

/s/ Jamie Kellner
Name:	Jamie Kellner
Title:

/s/ Douglas Gealy
Name:	Douglas Gealy
Title:

/s/ Thomas Allen
Name:	Thomas Allen
Title:

/s/ Thomas Embrescia
Name:	Thomas Embrescia
Title:

Company Name(s):

ALTA COMMUNICATIONS VI, L.P.

By:	Alta Communications VI Management Partners, L.P., its general partner

By:	/s/ Eileen McCarthy
Name:	Eileen McCarthy
Title:	General Partner

ALTA-COMM S BY S, LLC

By:	/s/ Eileen McCarthy
Name:	Eileen McCarthy, a member

ALTA SUBORDINATED DEBT PARTNERS III, L.P.

By:	Alta Subordinated Debt Management III, L.P., its general partner

By:	/s/ Eileen McCarthy
Name:	Eileen McCarthy
Title:	General Partner

CEA CAPITAL PARTNERS USA, L.P.

By:	Seaport Capital, its authorized representative

By:	/s/ Howard M. Kaufman
Name:	Howard M. Kaufman
Title:	Chief Financial Officer

CEA CAPITAL PARTNERS USA, CI L.P.

By:	Seaport Capital, its authorized representative

By:	/s/ Howard M. Kaufman
Name:	Howard M. Kaufman
Title:	Chief Financial Officer

Exhibit A

Identification of Members as of December 31, 2002

Jamie Kellner
Douglas Gealy
Thomas Allen
Thomas Embrescia
Alta Subordinated Debt Partners III, L.P.
Alta Communications, VI, L.P.
Alta Comm S-by-S, LLC
CEA Capital Partners USA, L.P.
CEA Capital Partners USA CI, L.P.
TCW Shared Opportunity Fund II, L.P.(1)
TCW Leveraged Income Trust, L.P.(1)

(1)	Effective as of January 13, 2003 and signed February 8, 2003, TCW Shared Opportunity Fund II, L.P. and TCW Leveraged Income Trust, L.P. are no longer parties to the Amended and Restated Voting Agreement. The remaining members of the group together beneficially own 33.7% of the outstanding securities.